UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2007
SAFENET, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-20634	52-1287752
(Commission	(IRS Employer
File Number)	Identification No.)
4690 Millennium Drive
Belcamp, Maryland 21017
(Address of Principal Executive Offices) (Zip Code)
(443) 327-1200
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Reports and Completed Interim Review.
As previously reported on Form 8-K/A dated September 28, 2006, the Company had concluded that certain option grants made between 2000 and 2005, including grants to directors, officers and employees, were or likely were accounted for using incorrect measurement dates under applicable accounting rules in effect at the time, and that material non-cash stock-based compensation expenses related to these option grants will have to be recorded. As a result, the Company, in consultation with Ernst & Young LLP, its independent registered public accounting firm, has determined that the Company’s annual and interim financial statements and the related Reports of Independent Registered Public Accounting Firm on these financial statements for the periods from 2000 through March 31, 2006 should no longer be relied upon, and that management’s report and the Report of Independent Registered Public Accounting Firm on the Company’s internal controls over financial reporting as of December 31, 2004 and 2005 should no longer be relied upon. The Company stated that, upon completion of the investigation and the audit of the necessary restatements by Ernst & Young LLP, the Company intends to file restated financial statements for these periods and its quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 as soon as practicable.
The Company is performing a rigorous review of the previously issued financial statements in connection with preparing, reviewing and ultimately certifying restated financial statements. In the course of this review, on January 3, 2007 the Company identified additional adjustments to previously issued financial statements for 2004, 2005 and the first quarter of 2006 pertaining to revenue recognition.
These adjustments identified as a result of this review to date include: (1) treatment of non-recurring engineering revenue where there is an undelivered element, (2) timing of software license revenue recognized upon entering into the arrangement where the license includes maintenance, (3) revenue recognized pursuant to a license agreement with a party whom we also have a development arrangement where fair value of elements to the arrangement could not be reasonably determined, and (4) funded research and development payments received reflected as revenue on a milestone basis. With respect to (1) above, we recognized the non-recurring engineering revenue on a percentage-of-completion basis but now believe that the revenue should generally have been recognized over subsequent sales of the manufactured product. With respect to (2) above, we recognized the software license revenue upon entering into the respective agreements rather than ratably over the life of the agreements. With respect to (3) above, we believe the license agreement where fair value of elements to the arrangements could not be determined did not reflect the completion of a revenue earning process and, accordingly, should not have been recognized as revenue in any reporting period, but rather will be offset against costs paid to the other party for development efforts. With respect to (4) above, we believe that the funded research and development should have been reflected as a reduction of our development costs. The aggregate effect of the revenue adjustments identified to date is to potentially lower revenue in the 2004, 2005 and first quarter 2006 periods by up to $2 million, $11 million and less than $1 million, respectively. In the case of the items referred to in (1) and (2) above, the affected revenues will be recognized over one or more later quarterly periods than originally reported, although the Company has not completed its revenue review and therefore cannot precisely quantify the impact of the estimated restatement effects in those periods. The estimated restatement effect of the items described under (3) and (4) above, is approximately $1 million and $4 million, respectively, and impacts the 2005 period. In certain cases where revenue is deferred, cost of sales may also require adjustment. We have not yet quantified the impact on pretax earnings of these adjustments.
The Company’s review is continuing, and as a result, the amounts noted above may be revised. In addition, given the broad scope of the review, there can be no assurance that other restatement items will not be identified. The effects of any such adjustments may be material.
The Company’s management has discussed the matters disclosed under this Item 4.02 with Ernst & Young LLP, the Company’s independent registered public accounting firm.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 9, 2007

SAFENET, INC.
By:	/s/ John Frederick
John Frederick,
Senior Vice President and Chief Financial Officer